Exhibit 99.1

Regal Entertainment Group Postpones Proposed Offering

of $250 Million of Senior Notes of Regal Cinemas Corporation

Knoxville, Tennessee — May 17, 2010 — Regal Entertainment Group (“Regal”) (NYSE: RGC) announced today that, as a result of unfavorable market conditions, it has postponed the previously announced public offering by its indirect wholly-owned subsidiary, Regal Cinemas Corporation, of $250 million in aggregate principal amount of its 8.625% senior notes due 2019 under an effective shelf registration statement filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world.  Regal’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,739 screens in 545 locations in 38 states and the District of Columbia.  Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of Regal’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on Regal’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President – Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com